Exhibit 10.2

STERLING FINANCIAL CORPORATION

CHANGE IN CONTROL PLAN

PARTICIPATION AGREEMENT

THIS PARTICIPATION AGREEMENT (this “Agreement”) is made and entered into as of the date of the Company’s acceptance hereof on                          , 20            (the “Acceptance Date”) by and between                     (the “Participant”) and Sterling Financial Corporation, a Washington corporation (the “Company”), on behalf of itself and any of its subsidiaries or affiliates which employs the Participant.

The Participant has been designated as eligible to participate in the Change in Control Plan (the “Plan”). Intending to be legally bound by this Agreement, the parties agree as provided below. All capitalized words and phrases shall be either as defined herein or, if not so defined, as defined by the Plan, as applicable.

1. Participation in the Plan; Offset of any other Rights to Change in Control Benefits. I accept my designation as a Participant under the terms of the Plan and, pursuant thereto, I agree to forego entirely any other benefits or payments to which I may otherwise be entitled under the terms of any other plan or program of the Company, or agreement with the Company, which provides for the payment of severance or Change in Control Benefits, or salary continuation, in the event of my termination of employment in connection with a Change in Control of the Company.

2. Termination of Employment/Constructive Discharge. I acknowledge that I will be eligible for Change in Control Benefits under the Plan only if during the period (a) commencing on the earlier of (i) the occurrence of a Change in Control and (ii) public announcement of an intended or anticipated Change in Control, provided that such Change in Control actually occurs, and (b) ending on the date two years following a Change in Control, one of the following occurs:

2.1 I experience an Involuntary Separation from Service by the Company. In the event I am eligible for Change in Control Benefits under this Plan, I shall receive a Notice of Termination from the Company; or

2.2 A Constructive Discharge condition occurs and I terminate employment pursuant to the procedures set forth herein and in the Plan. In the event I believe I am eligible for Change in Control Benefits under the Plan due to the occurrence of a Constructive Discharge condition, I shall provide a Notice of Constructive Discharge to the Company within 90 days of the initial existence of the Constructive Discharge. Upon receiving a Notice of Constructive Discharge, the Company shall be permitted a period of 30 days to remedy the condition. If such condition is not remedied, I shall terminate my employment within 60 days of (a) providing the Notice of Constructive Discharge to the Company or (b) the Change in Control, whichever is later. In the event I do not notify the Company within 90 days of the initial existence of the Constructive Discharge, or I do not terminate my employment within 60 days of the later of giving notice to the Company or the Change in Control, the Constructive Discharge shall not be recognized as an Involuntary Separation from Service.

3. Amount of Change in Control Benefits, Payment, etc.

3.1 In the event an Involuntary Separation from Service occurs within the time period set forth in Article 2, so long as I sign and do not revoke the Release and otherwise comply with the terms and restrictions provided in the Plan, I shall be entitled to a [•] month Change in Control Benefit (the “Change in Control Benefits Period”), which shall be comprised of: (i) a lump sum payment equal to my monthly Base Salary, including my average monthly commission income, if any, which shall equal the total of my commission income for the last 12 months preceding the month of termination divided by 12, multiplied by the Change in Control Benefits Period; (ii) a lump sum payment of a Prorated Annual Bonus Award for the plan year in which the Effective Date of Termination occurs, prorated to the Effective Date of Termination, at the time the Company pays Annual Bonus Awards generally; (iii) a lump sum payment equal to the monthly Target Bonus Opportunity multiplied by the Change in Control Benefits Period; and (iv) a lump sum Benefit Payment equal to the monthly Benefits Payment multiplied by the lesser of the Change in Control Benefits Period and 18 months. The Change in Control Benefits above shall be paid (a) within 60 days after the later of the Effective Date of Termination and the occurrence of the Change in Control, or (b) such later date as is permitted by law for signing and revoking the Release, but (c) in no event after 75 days following the year in which the Effective Date of Termination occurred.

3.2 I hereby acknowledge that my Change in Control Benefits must be repaid, and all future payments, if any, will cease, in the event that I breach any post-employment obligations owed to the Company, including those set forth in any non-competition, non-solicitation and confidentiality provision signed by me.

3.3 I hereby accept my designation as eligible to participate in the Plan. I also accept the terms of the Plan and this Agreement, acknowledge that I have carefully reviewed the terms of the Plan and this Agreement, accept the authority of the Board and the Committee under Article 5 of the Plan and agree that nothing in this Agreement shall confer any employment rights or restrict the right of the Company to terminate my employment at any time, for any reason and with or without notice or cause.

3.4 I hereby accept and acknowledge the provisions of the Plan provided for under Section 3.5, Restrictions on Payments by the Company, including, but not limited to, (1) a prohibition on making payments in violation of Section 111 of EESA due to the Company’s participation in TARP and the CPP; (2) a clawback of any payments based on a performance metrics that are determined to be materially inaccurate, manipulated or fraudulent in nature; and (3) a requirement that payments made under the Plan comply with 12 U.S.C. Section 1828(k) and any action or order issued to the Company or any of its Subsidiaries by an applicable banking regulatory agency.

3.5 I further acknowledge and agree that the Company may offset any amounts that are required to be paid back to the Company hereunder against any current amounts due to the Participant, including, but not limited to, salary, incentive compensation, stock awards, severance, deferred compensation or any other funds due to the Participant from the Company.

4. Non-Competition, Non-Solicitation and Confidential Information.

4.1 Confidential Information. The Participant recognizes and acknowledges that all information pertaining to the affairs, business, clients, or customers of the Company or any of its subsidiaries (any or all of such entities being hereinafter referred to as the “Business”), as such information may exist from time to time, other than information that the Company has previously made publicly available or which is in the public domain, is confidential information and is a unique and valuable asset of the Business, access to and knowledge of which are essential to the performance of the Participants duties. The Participant shall not, except to the extent reasonably necessary in the performance of his or her duties under this Agreement, divulge to any person, firm, association, corporation, or governmental agency, any information concerning the affairs, business, clients, or customers of the Business (except such information as is required by law to be divulged to a government agency or pursuant to lawful process), or make use of any such information for his or her own purposes or for the benefit of any person, firm, association or corporation (except the Business) and shall use his or her reasonable best efforts to prevent the disclosure of any such information by others. All records, memoranda, letters, books, papers, reports, accountings, experience or other data, and other records and documents relating to the Business, whether made by the Participant or otherwise coming into his or her possession, are confidential information and are, shall be, and shall remain the property of the Business. No copies thereof shall be made which are not retained by the Business, and the Participant agrees, on termination of his or her employment or on demand of the Company, to deliver the same to the Company.

4.2 Non-Compete. Unless otherwise provided in a writing signed by the parties, for a period of [•] months following my Involuntary Separation from Service, my right to receive Change in Control Benefits set forth in the Plan and this Agreement will be conditioned upon my not, either directly or indirectly, engaging in any activity as an officer, director, owner (except for an ownership of less than three percent (3%) of any publicly traded security), employee, consultant, or otherwise of any entity engaged in competition with the Company or any of its subsidiaries (a “Competitor”), other than severance-type or retirement-type benefits from entities constituting my prior employers; provided however, that I may be employed by an entity that provides consulting services to Competitors so long as such entity did not receive remuneration from a single Competitor in the current or any of the past three fiscal years that exceeds 5% of such entity’s consolidated gross revenues for that year. For purposes of this Section 4.2 and Section 4.3, an entity shall be considered to be “engaged in competition” if such entity is, or is a holding company for, a bank, savings and loan association or other financial services business, a majority of whose revenues are derived from financial services also provided by the Company or its subsidiaries if (i) such entity’s executive offices are located within 50 miles of any office or branch of the Company or any of its subsidiaries within the States of Washington, Oregon, Idaho, Montana or California at the time of termination or (ii) Participant’s office at such entity is located within the aforementioned 50 miles.

4.3 Non-Solicitation. Unless otherwise provided in a writing signed by the parties, for a period of [•] months following my Involuntary Separation from Service (the “Non-Solicitation Period”), my right to receive Change in Control Benefits set forth in the Plan and this Agreement will be conditioned upon my not, either directly or indirectly, (a) soliciting any customer or client of the Company or its subsidiaries with whom I came into contact as a direct result of my employment with the Company, and who remains a customer or client at the time of my termination, for the account of any Competitor; or (b) acting on behalf of any Competitor to solicit employees of the Company or its subsidiaries who worked in the same geographic region of the Company as me for new employment or otherwise interfering with the relationship between the Company or its subsidiaries and their employees during the Non-Solicitation Period. In addition, if I obtain non-competitive employment during the Non-Solicitation Period, for such period I agree not to solicit such employees of the Company or its subsidiaries for new employment without the prior written consent of the Company.

4.4 Remedies. The Company’s obligation to make payments under this Agreement and the Plan shall cease upon a violation of the preceding provisions of this section and the Company will be entitled to monetary damages (not to exceed the value of the applicable Change in Control Benefits actually paid to the Participant). I acknowledge that there would be no adequate remedy at law or in damages to compensate the Company for any violation of this Section 4, and agree that the Company shall be entitled to injunctive relief requiring specific performance by me of this Section 4 without the necessity of proving actual damages or the posting of a bond, and I consent to the entry thereof.

4.5 Application. The provisions of Sections 4.2 and 4.3 shall be inapplicable if I waive my right to the Change in Control Benefits granted hereunder prior to payment of any such benefits. In accordance with Sections 4.2 and 4.3, my decision to waive the Change in Control Benefits must be acknowledged in a writing signed by the Company and myself for such waiver to be effective in relieving me of my obligations under such sections.

5. Voluntary Limitation on Certain Excess Parachute Payments. Notwithstanding anything in the Plan or this Agreement to the contrary, if the Participant so elects, the Committee shall reduce the Participant’s Change in Control Benefits to which the Participant would otherwise be entitled by such amount that the excise tax imposed by Code Section 4999 would not apply.

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This Agreement has been duly executed and is effective as of the Acceptance Date first written above.

STERLING FINANCIAL CORPORATION

By:	Title:

I hereby accept my right to receive potential Change in Control Benefits described in this Agreement and the Plan and agree to be bound by the terms of the Plan and this Agreement.

Witness	Participant

[SIGNATURE PAGE TO CHANGE IN CONTROL PLAN PARTICIPATION AGREEMENT]

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